Exhibit 99.2

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

On July 14, 2017, Teladoc, Inc. (“Teladoc,” the “Company,” “our” or “we”) completed the acquisition (the “Acquisition”) of all of the outstanding shares of Best Doctors Holdings, Inc. (“Best Doctors”). Best Doctors provides technology innovations and services to help employers, health plans and provider organizations to ensure that their members combat medical uncertainty with access to the best medical minds. The aggregate purchase price of the acquisition was $445.5 million, which was comprised of approximately $375.0 million of cash and 1,855,078 shares of Teladoc’s common stock valued at approximately $66.2 million after post-closing working capital adjustments. The post-closing working capital adjustment was finalized in the amount of $4.3 million.

The following unaudited pro forma combined statement of operations for the nine months ended September 30, 2017 are based on our historical consolidated financial statements and Best Doctors’ historical financial statements as adjusted to give effect to the Acquisition as if the Acquisition occurred on January 1, 2016. The unaudited pro forma combined statement of operations for the year ended December 31, 2016 giving effect to the Acquisition as if the Acquisition had occurred on January 1, 2016 was included in our Current Report on Form 8-K/A, filed with the SEC on August 3, 2017. The unaudited pro forma combined statement of operations is derived from the following items: (1) our unaudited consolidated financial statements for the nine months ended September 30, 2017 included in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017; and (2) the unaudited consolidated financial statements of Best Doctors for the six months ended June 30, 2017 included in our Current Report on Form 8-K, filed with the SEC on November 28, 2017.

The unaudited pro forma combined statement of operations for the nine months ended September 30, 2017 gives effect to the Acquisition as if it had occurred on January 1, 2016. No pro forma combined balance sheet as of September 30, 2017 is necessary to reflect the Acquisition as the Acquisition is fully reflected in our historical consolidated balance sheet as of September 30, 2017. The unaudited pro forma combined statement of operations does not include the realization of any future cost savings or integration changes that are expected to be achieved.

The pro forma adjustments are based on the best information available and certain assumptions that management believes are reasonable under the circumstances. The assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with this unaudited pro forma combined financial information. The unaudited pro forma combined statement of operations is presented for illustrative and informative purposes only and is not intended to represent or be indicative of what our results of operations would have been had the Acquisition actually occurred on the date indicated. Our and Best Doctors’ historical unaudited financial statements described above have been adjusted in the unaudited pro forma combined statement of operations to give effect to events that are (1) directly attributable to the Acquisition, (2) factually supportable and (3) expected to have a continuing impact on us.

The unaudited pro forma combined statement of operations has been prepared using the acquisition method of accounting with respect to the Acquisition, with us considered the acquirer of Best Doctors. Under the acquisition method of accounting, the purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair market values, with any excess purchase price allocated to goodwill. The purchase price allocation was based on estimates of the fair market value of the tangible and intangible assets and liabilities of Best Doctors, as described further in the notes to our unaudited pro forma combined statement of operations below.

The unaudited pro forma combined statement of operations should be read in conjunction with our historical financial statements and related management’s discussion and analysis of financial condition and results of operations, which are included in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017, and Best Doctors’ historical financial statements, which are included in our Current Report on Form 8-K/A, filed with the SEC on August 3, 2017 and Current Report on Form 8-K, filed with the SEC on November 28, 2017.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017

(in thousands, except share and per share information)

	For the Nine Months Ended September 30, 2017
		Best			Pro Forma
	Teladoc	Doctors(1)(2)	Reclassifications		Adjustments		Pro Forma
Revenue	$156,139	$52,966	$—		$—		$209,105
Cost of revenue	38,907	17,192	—		—		56,099
Gross profit	117,232	35,774	—		—		153,006
Operating expenses:
Advertising and marketing	39,222	—	2,083	(a)	—		41,305
Sales	26,705	—	10,035	(a)	—		36,740
Technology and development	24,013	—	4,087	(a)	—		28,100
Legal	725	—	157	(a)	—		882
Regulatory	2,771	—	—		—		2,771
Acquisition and integration related costs	10,639	—	—		(10,639	)(b)	—
General and administrative	52,299	—	13,661	(a)	—		65,960
Selling, general and administrative	—	29,390	(29,390	)(a)	—		—
Depreciation and amortization	11,693	1,815	—		6,176	(c)	19,684
Loss from operations	(50,835)	4,569	(633)		4,463		(42,436)
Loss on extinguishment of debt	1,457	—	—		(1,457	)(d)	—
Foreign currency transaction loss	—	499	(499	)(a)	—		—
Gain on sale	—	(2,369)	—		2,369	(e)	—
Interest expense, net	9,678	13,644	—		3,780	(f)(g)	27,102
Other expense, net	—	2,508	(134	)(a)	(2,374	)(h)	—
Net loss before taxes	(61,970)	(9,713)	—		2,145		(69,538)
Income tax provision	429	70	—		—		499
Net loss	$(62,399)	$(9,783)	$—		$2,145		$(70,037)
Net loss per share, basic and diluted	$(1.15)						$(1.29)
Weighted-average shares used to compute basic and diluted net loss per share	54,435,343						54,435,343

(1)         Includes results from Best Doctors for the period from January 1, 2017 to July 13, 2017.

(2)         Includes results from a business disposed of by Best Doctors in January 2017, of which revenue and net income were $387 and $223, respectively.

See accompanying notes to unaudited pro forma combined statement of operations.

NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

(in thousands, except share and per share information)

Note 1 — Basis of Presentation

The historical consolidated financial statements have been adjusted in the pro forma combined statement of operations to give effect to pro forma events that are directly attributable to the business combination, factually supportable and expected to have a continuing impact on the combined results following the business combination.

The business combination has been accounted for under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. As the acquirer for accounting purposes, the Company has estimated the fair value of Best Doctors’ assets acquired and liabilities assumed and conformed the accounting policies of Best Doctors to our own accounting policies.

The pro forma combined statement of operations does not necessarily reflect what the combined results of operations would have been had the acquisition occurred on the date indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

Note 2 — Financing Transactions

On June 27, 2017, the Company issued, at par value, $275 million aggregate principal amount of 3% convertible senior notes due 2022 (the “2022 Notes”). The 2022 Notes bear cash interest at a rate of 3% per year, payable semi-annually in arrears on June 15 and December 15 of each year, beginning on December 15, 2017. The 2022 Notes will mature on December 15, 2022. The net proceeds to the Company from the offering were $263.7 million after deducting offering costs of approximately $11.3 million. In accounting for the issuance of the 2022 Notes, the Company separated the 2022 Notes into liability and equity components. The carrying amount of the liability component was calculated by measuring the fair value of a similar liability that does not have an associated convertible feature. The carrying amount of the equity component representing the conversion option was determined by deducting the fair value of the liability component from the par value of the 2022 Notes as a whole. The excess of the principal amount of the liability component over its carrying amount, referred to as the debt discount, is amortized from the issuance date to June 15, 2022 (the first date on which the Company may be required to repurchase the 2022 Notes at the option of the holder). The equity component related to the 2022 Notes was $62.4 million, net of debt issuance costs, which was recorded as additional paid-in capital.

Concurrently with the Acquisition, the Company entered into a $175 million New Term Loan Facility and a $10 million New Revolving Credit Facility. The New Term Loan Facility carries interest at a rate of 7.25% above fixed 90-days Libor of 1.24% (or 8.49%) and matures in July 2022. Interest payments are payable monthly in arrears. The New Revolving Credit Facility carries interest at a rate of 7.25% above fixed 90-days Libor of 1.24% and matures in July 2020. The Company is also required to pay a commitment fee on the average daily unused portion of the New Revolving Credit Facility at 0.50%. The Company incurred expenses of $8.3 million in conjunction with obtaining the New Senior Secured Credit Facilities.

On July 13, 2017, the Company repaid and extinguished all the outstanding amounts under both the Company’s previous line of credit facility (the “SVB Line of Credit Facility”) and mezzanine term loan facility (the “Mezzanine Term Loan”) of $17.5 million and $25 million, respectively, including early termination and final deferred origination fees of $1.7 million and recorded a one-time charge reflected on the consolidated statements of operations as amortization of warrants and loss on extinguishment of debt.

Note 3 — Purchase Price Allocation

The Company has performed a valuation analysis of the fair market value of Best Doctors’ assets and liabilities. The following table summarizes the allocation of the purchase price as of September 30, 2017:

Identifiable assets acquired and liabilities assumed (in thousands):

Best Doctors
Purchase price	$459,225
Less:
Cash	13,690
Accounts receivable	11,205
Other assets	13,613
Client relationships	112,810
Non-compete agreements	—
Internal-use software	—
Trademarks	24,920
Accounts payable	(393)
Deferred taxes	(11,800)
Other liabilities	(12,337)
Goodwill	$307,517

The final purchase price allocation has been used to prepare pro forma adjustments in the pro forma statement of operations.

Note 4 — Pro Forma Adjustments

The following adjustments have been reflected in the unaudited pro forma combined statement of operations:

(a)                                 Reflects the reclassification of certain components of the statement of operations to conform to the financial results of the combined companies.

(b)                                 Represents the elimination of nonrecurring acquisition and integration related costs of $10,639 principally due to transaction costs for bankers and other professional fees that are directly related to the Acquisition.

(c)                                  As part of the valuation analysis of Best Doctors, the Company identified intangible assets, including client lists and trademark. These amounts represent the estimated additional amortization as a result of the identified intangible assets.

The following table summarizes the estimated fair values of Best Doctors’ identifiable intangible assets and their estimated useful lives and the associated amortization for the nine months ended September 30, 2017:

	Estimated Fair Value	Estimated Useful Life	Nine Months Ended September 30, 2017 Amortization
Customer relationships	$112,810	10 years	$5,293
Trademark	24,920	15 years	883
Total	$137,730		$6,176

(d)                                 Reflects the elimination of loss on extinguishment of debt for the Company’s early termination of all the outstanding amounts under both the SVB Line of Credit Facility and Mezzanine Term Loan.

(e)                                  Reflects the elimination of gain on sale from a business disposed of by Best Doctors in January 2017.

(f)                                   Reflects (i) the elimination of interest expense and amortization of debt issuance costs associated with the Mezzanine Term Loan and SVB Line Of Credit Facility of $1,810 for the nine months ended September 30, 2017, and (ii) estimated interest expense on debt incurred, amortization of debt issuance cost and fair value of the equity component of the 2022 Notes in connection with the financing of the Acquisition of $19,234 for the nine months ended September 30, 2017. An increase or decrease of 0.25% per annum related to the interest rate associated with the debt incurred in connection with the Acquisition would increase or decrease pro forma interest expense by approximately $841 for the nine months ended September 30, 2017.

(g)                                  Reflects the elimination of interest expense associated with Best Doctors’ existing credit facilities and long-term promissory notes and other debt in the aggregate amount of $13,644 for the nine months ended September 30, 2017.

(h)                                 Represents the elimination of the change in fair value of the warrants issued in 2016 associated with Best Doctors’ long-term promissory notes of $2,374 for the nine months ended September 30, 2017.